Exhibit 10.1.19

DATED DECEMBER 28, 2004

POBT BANK AND TRUST LIMITED

and

CSN OVERSEAS

and

CSN STEEL CORP.

DEED OF NOVATION

THIS DEED OF NOVATION is made the 28 day of December, 2004.

BETWEEN:

(1) POBT Bank and Trust Limited, a corporation duly organized and existing under the laws of The Commonwealth of the Bahamas, with its principal office located at Fort Nassau Centre, Marlborough Street, Suite 202, Nassau, Bahamas ("POBT");

(2) CSN Overseas, a corporation duly organized and existing under the laws of the Cayman Islands, with its principal office located at Caledonian House, Mary Street P.O. Box 1043, Georgetown, Grand Cayman, Cayman Islands ("Overseas"); and

(3) CSN Steel Corp, a corporation duly organized and existing under the laws of the Cayman Islands, with its principal office located at the offices of Walkers S.P.V. Limited, P.O. Box 908 GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands ("Steel").

WHEREAS

(A) Overseas and POBT entered into an ISDA Master Agreement and a Schedule to the ISDA Master Agreement on April 2, 2003, as attached hereto as Annex I ("ISDA");

(B) Overseas and POBT entered into 15 (fifteen) letter agreements under the ISDA pursuant to the confirmations attached hereto as Annex II ("Confirmations" and collectively with the ISDA, simply the "Agreements";

(C) The parties wish to enter into this Deed of Novation in order to novate the rights and obligations of Overseas under the ISDA and the Agreements from Overseas to Steel and to substitute Steel for Overseas thereunder in the manner hereinafter specified;

(D) The parties hereto wish to novate the ISDA and the Agreements so that the obligations of Overseas thereunder cease and are assumed by Steel instead.

IT IS AGREED as follows:

1. Novation

1.1 With effect from the date of this deed Steel hereby assumes all of the obligations of Overseas in respect of the ISDA and the Agreements as if it and not Overseas had always been a party to the ISDA and the Agreements.

2

1.2 With effect from the date of this deed the POBT hereby releases and discharges Overseas from all its obligations in respect of the ISDA and the Agreements and agrees to the assumption of those obligations by Steel as if Steel had always been a party to such agreement.

1.3 The releases effected above are without prejudice to the accrued rights, obligations and liabilities (known and unknown) of any nature whatsoever of each of POBT and Overseas under the ISDA and the Agreements.

2. Amendment and Confirmation

2.1 With effect from the date of this deed, the ISDA and the Agreements shall be amended by all references therein to Overseas being changed to references to Steel.

2.2 Steel and POBT hereby confirm that with effect from the date of this deed, the ISDA and the Agreements as novated and amended hereby will continue in full force and effect in all respects, except as provided by clause 1.

3. Counterparts

This deed of novation may be executed in any number of counterparts all of which when taken together shall constitute one and the same deed and any party may enter into this deed of novation by executing any such counterpart.

4. Governing Law

The validity, construction and performance of this deed shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

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IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first above written.